Exhibit 99.1

Actinium Pharmaceuticals, Inc.
Corporate Update and Virtual Roadshow Conference Call
November 11, 2013

Operator:                            Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the Actinium Pharmaceuticals, Inc. Corporate Update and Virtual Roadshow Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  You can submit questions electronically by email at iomab@actiniumpharmaceuticals.com or through the Ask a Question button located on the webcast viewing page.  Please press star, zero for an Operator at any time during the call, if you need assistance.  This event is being recorded today, Monday, November 11th, 2013.

                                              Before we begin, I'd like to remind everyone that during this conference call any forward-looking statements made are intended to fall within the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934, as amended.  These statements are based on Management's current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements.  Forward-looking statements may include statements regarding product development, product potential, and financial performance.  No forward-looking statement can be guaranteed, and actual results may differ materially from those projected.  For more information regarding these risks and uncertainties, please refer to the Company's filings on Forms 10-K, 10-Q, and 8-K with the SEC.

                                              For those who aren't able to listen to the entire call, there will be an archived webcast that will be available on the Investors section of the Company's website.  The call is also being webcast live, so you can log in via the Internet to review slides related to the presentation.

                                              I would now like to turn the conference over to Dr. Kaushik Dave.  Please go ahead, sir.

Dr. Kaushik Dave:            Thank you, Operator.  Good morning, everyone.  I am Kaushik Dave, President and CEO of Actinium Pharmaceuticals.  It is my pleasure to welcome you to Actinium's Corporate Update.  Actinium Pharmaceuticals, Inc. is a publicly traded biotechnology company with groundbreaking targeted payload therapies.  We are leveraging our cutting edge science to develop and commercialize treatments for unmet medical needs in cancer.

  Let me first tell you a little bit about myself.  I recently became the President and CEO of Actinium Pharmaceuticals, Inc.  I joined the Company from Antares Pharma, where I was the Executive Vice President of Product Development.  I did my due diligence and was attracted to Actinium for several reasons, which are summarized on Slide 4, the Company Overview.

                                              These reasons are:  The two lead clinical programs, Iomab-B and Actimab-A have substantial body of clinical data which would favor success.  These programs are breakthrough therapies which address many unmet medical needs and are not “me too” drugs.  The Company has a technology platform and so is not a one- or even two-trick pony.  It has multiple shots at goal.  We have an experienced, expert team which is focused to grow the Company.  Finally, the time is right for these types of targeted payload therapies which Actinium is developing.

                                              Slide 5 shows the Company's core team and advisors.  There are many similarities between Actinium and my recent experience at Antares.  Like Actinium, Antares was formed by a reverse merger and its market cap grew from about 40 to $600 million.  I feel Antares has a bright future, but I view my move to Actinium as a great career move because I saw Actinium's unrealized potential for growth.  I have a unique blend of business and technical experience, an MBA from Wharton, and a PhD from University of Kansas, which is known for its pharmaceutical development training, and a pharmacy degree from University of Bath, in England.

                                              In addition, on the team we have Dr. Dragan Cicic, who has both business and medical degrees and has been the Chief Medical Officer with the Company for the last eight years.  He's widely regarded as an expert in this area.

                                              The rest of the team members bring complementary skills, such as product development, licensing, financial expertise, and company building, all of which make our team well equipped to face challenges of a rapidly ascending biotech company.

                                              Slide 6 shows the Clinical Advisory Board.  What got me excited was not only that the Advisory Board members were luminaries in their fields from renown cancer centers, but they were different in that they are actively enrolled in our programs.  This differentiates our Advisory Board from those of most other biotech companies.

                                              Slide 7 shows our approach to treating cancer.  Our drugs combine the two most common treatment modalities, radiation and monoclonal antibody, into a highly-effective treatment approach.  Companies using this approach have enjoyed product development and stock market successes, as seen by the names of the companies on the left-hand side of the slide.

                                              Slide 8 shows in greater detail our technology platform, which is protected by 68 issued or pending patents.  These encompass core aspects of drug preparation, production, composition, and treatment.  In a nutshell, our technology is analogous to a missile with a radioactive payload, the monoclonal antibodies being missile which targets the cancer cell while the radioisotope is the warhead which has the killing agent.

                                              Slide 9 provides an overview of our pipeline, which has both late- and early-stage products for treating blood and solid cancers.

                                              Slide 10 provides an overview of Iomab-B, our most advanced product, which is a breakthrough therapy for bone marrow transplant conditioning, especially for elderly and very sick patients who currently have few or no curative treatment options.  The initial indication we are pursuing is for relapsed and refractory acute myeloid leukemia in patients over the age of 55 years.  Iomab-B has compelling clinical data in over 250 patients from five Phase 1 and Phase 2 clinical trials.  Iomab-B was in-licensed from Fred Hutchinson Cancer Research Center, where seven physician trials with BC8 monoclonal antibody are ongoing for other indications.  BC8 monoclonal antibody is the antibody used in Iomab-B.

                                              A few weeks ago, we had a webinar which featured leading BMT experts who believe Iomab-B can potentially disrupt the field of bone marrow transplants.  If you are interested in hearing more about this, please go to the Company's website where we have a link to a recording of this webinar.

                                              Slide 11 is an overview comparing the current conditioning approach leading to bone marrow transplant compared to Actinium's Iomab-B regime.  As you can see, it takes anywhere from 28 to 42 days using the conventional approach to bone marrow conditioning versus 10 days for Iomab-B, which, leaving aside Iomab-B's safety and efficacy benefits, allows patients to receive potentially curative transplants quicker.  This is very important in this rapidly-progressing disease which is always fatal if untreated.

                                              Slide 12.  I had earlier alluded to the vast body of safety data.  This slide encapsulates some of the key Iomab-B trials across multiple indications, including Study 1432, which forms the basis of Iomab-B Pivotal Phase 3 trial.

                                              Slide 13 provides an overview of Study 1432.  The patient population studied was advanced AML and myelodysplastic syndrome over the age of 50 who are ineligible for standard bone marrow transplants.  These patients represent the vast majority of elderly AML patients who currently do not have any curative treatment options.  Median survival for this patient population is usually six weeks to six months with best supportive care.  In the Study 1432, 68 patients were treated in a dose escalation study with 31 treated at the maximum tolerated dose, MTD.

                                              Slide 14 may seem a bit complex, but it's not really, so bear with me.  This is a treatment schema for our therapy.  Iomab-B therapy involves a small test dose to determine the therapeutic dose of Iomab-B needed to effectively wipe out the leukemia cells and the bone marrow, and this is supported with low doses of chemotherapy and radiation before bone marrow transplant.  Our approach to bone marrow conditioning is much more sparing to the patient while being more effective than the conventional approach of blasting with toxic levels of chemotherapy and radiation.  This approach enables Iomab-B to not only give compelling efficacy results, but also makes the procedure safer and expands the pool of eligible patients who would now include those who do not normally qualify for the conventional therapy.  The latter account for a majority of this patient population.

                                              Slide 15 shows the compelling clinical results from Phase 2 which support the upcoming Pivotal Phase 3 clinical study.  Without going into all the bullets, let's go over the graph.  The graph on the left shows survival data of patients treated with Iomab-B, current BMT, and chemotherapy.  The blue bar shows survival at one and two years to be 30% and 19%, respectively, with Iomab-B, while the BMT and chemo survival at one and two years was 10% and 0%, respectively.  Yes, no one survived after two years with conventional BMT and chemotherapy.  The graph on the right-hand side shows trends similar in much sicker patients.

                                              Based on the End of Phase 2 meeting with FDA, which included several KOLs and several subsequent follow-up teleconferences, Actinium reached an agreement on the following: path to Iomab-B approval; number of studies to support a BLA submission; Phase 3 study design with key parameters to support a BLA submission.  These parameters included patient population, study size, primary and secondary endpoints.

                                              Slide 17 summarizes the key aspects of Pivotal Phase 3 trial design.  Initial indications is bone marrow conditioning in relapsed and refractory AML patients.  This is the same patient population like the one in the Phase 2 trial which had a successful trial outcome.  Patients over the age of 55 will be included.  The Phase 3 is an open label, randomized, two-arms, multicenter study.  The study size is 150 patients; that is 75 patients per study arm.  Primary endpoint is complete response lasting six months, and the secondary endpoint is overall survival at one year.  Study arm is Iomab-B followed by BMT.  Control arm is investigator's choice of chemo salvage followed by BMT, since there are currently no approved treatments.

                                              Slide 18 shows important Iomab-B milestones and timelines.  Phase 3 trial design has been agreed to and is completed.  We have begun the manufacturing development and will complete this milestone next year in order to start the Phase 3 trial next year.  We are targeting BLA submission in the second half of 2016.

                                              Slide 19.  We expect to run a fast and efficient Phase 3 trial with the support of the KOLs.  We will have some of the KOLs participate in the trial.  Iomab-B has attracted several thought leaders, as shown on this slide.

                                              Slide 20, Bone Marrow Transplant Centers.  BMT is a highly-concentrated market with the top 15 BMT centers accounting for 40% of allogenic transplants.  If you look at this list of transplant centers, you will see that most of KOLs reside at these centers.

                                              Slide 21 provides a bird's eye view of Iomab-B development plan.  As mentioned before, the initial indication is AML.  However, there are seven other ongoing physician-sponsored trials.  It is the Company's expectation that at the right time we would sponsor Phase 3 studies for other indications.  The slide shows the progression of these indications, and also, the column on the right provides an estimate of the market potential.  As you can see, the market potential for Iomab-B is in billions of dollars.

                                              In summary, as seen on Slide 22, Iomab-B represents a new treatment paradigm in BMT.  Iomab-B provides treatment alternative to patients with no options.  This should significantly expand the patient population eligible for BMT.  It provides faster, safer way of performing BMT.  Iomab-B minimizes transplant-related mortality and complications, and it significantly increases curative outcomes.

                                              Slide 23, switching gears here to our second clinical program, Actimab-A.  Actimab-A has been de-risked based on previous clinical experience with Bismab-A, the first generation product.  Bismab-A demonstrated efficacy in humans; however, was not commercially viable due to its short half-life and high cost of goods.  Actimab-A represents the second generation, which is 500 times more potent than Bismab-A under similar use, and its cost of goods are 10-fold lower.  Actimab-A is currently in a Phase 1/Phase 2 trial and also in a physician-sponsored trial.

                                              The chart at the bottom of the slide shows the comparison between Bismab-A and Actimab-A at the same development stage.  Actimab-A results were superior to Bismab-A, as seen in the chart, and this is what was expected.

                                              Slide 24 provides Actimab-A clinical update.  Actimab-A is currently in a multicenter Phase 1/Phase 2 clinical trial with expanded number of clinical centers.  It is important to note that the new protocol includes newly-diagnosed AML patients and also introduces cytoreduction.  These changes should result in better response to treatment.  We are targeting interim results from this study by ASH next year.  We expect Actimab-A to create interest from potential licensors and investors since no new AML drug has been approved in over a decade.

                                              Slide 25 shows marketing positioning for Iomab-B and Actimab-A.  Though this slide is complex, I think this articulates the market opportunity for Actinium.  The blue boxes are currently unoccupied since they are not approved therapies.  We have two key programs in Iomab-B and Actimab-A.  The blue box on the right side is Iomab-B, which enables successful bone marrow transplants.  Also, it enables me the luxury which not many small biotech companies do not have in that we can commercialize this product by ourselves.  This is due to the concentrated nature of the market and highly networked nature of the transplant business.  Assuming we are successful with Iomab-B, we should be in a position to add value to a licensor in the hospital business while they manage the primary care aspects of commercializing Actimab-A.

                                              Slide 26 shows the market potential of our pipeline products, including Iomab-B and Actimab-A.  This is a data-rich slide.  Not going into specifics, this slide represents multi-billion dollar market potential for Actinium's products.

                                              Slide 27 shows the near-term value drivers.  We have lots to do, many objectives to achieve; we will be quite busy.  People watching will be able to track our progress with the following milestones: start of Phase 3 clinical trial for Iomab-B next year; Actimab-A finishing Phase 2 in the next 12 to 18 months; potentially entering the clinic with a third program; uplisting to NASDAQ or NYSE Market; and entering into one or more collaborations.

                                              Slide 28.  I know that Actinium can address many unmet medical needs.  Actinium is attractive because of the following:  First, the time is right for these types of targeted payload therapies.  The two leading clinical programs, Iomab-B and Actimab-A, have substantial body of clinical data which would favor success.  These programs are breakthrough therapies which address major unmet medical needs.  These are not “me too” drugs.  The Company has a technology platform with multiple shots at goal and so is not a one- or even two-trick pony.  We also have an experienced, expert team which is focused on growing the Company quickly and effectively.

                                              At this stage, I’m excited to hear your questions and your feedback.  Thank you.

Operator:                            Thank you.  We will now be conducting a question-and-answer session.  If you would like to ask a question via your telephone, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  You may also submit questions by email at iomab@actiniumpharmaceuticals.com or through the Ask a Question button located on the webcast viewing page.  One moment, please, while we poll for questions.

Male Speaker:                   Operator, I'd like to ask a question.

Operator:                            Please go ahead, sir.

Male Speaker:                   You said that the patients who will be treated with Iomab-B do not receive chemotherapy.  Is it possible that such cancer patients can be treated without chemotherapy?

Dr. Kaushik Dave:           Yes, thank you for your question.  Let me make it a bit clearer.  All patients treated with Iomab-B have already tried chemotherapy in the past and they did not respond to it.  The current approach is to treat those patients with much more chemotherapy over a longer period of time, and clearly, that approach is not very effective and can exert a big toll on the patients.  In fact, most of them may not even survive this yet another high dose of chemotherapy. These additional rounds of chemotherapy is what Iomab-B will avoid.  This would allow these patients who, in fact, are very sick, to be treated, because Iomab-B has a much safer profile than the high-dose chemo.  That's what makes this product revolutionary, its ability to replace high-dose chemo with a safer treatment, but at the same time not sacrificing any efficacy.  Actually, there is an improvement in efficacy.

Male Speaker:                   Thank you, and we had a second question that came from the web.  “Radiation is considered very dangerous, but you said repeatedly that the side-effects of your drugs are small.  Wouldn't more radiation cause more side-effects in people?”

Dr. Kaushik Dave:            The key point here is that our technology replaces radiation that goes to all over the body with radiation that is specifically directed to cancer cells.  So you can say that despite increasing the total amount of radiation given to the patients, we are actually significantly decreasing the amount of radiation that goes to healthy tissues.  In other words, we hit the cancer cells much harder and the rest of the patient's healthy tissues much softer than any other treatment does.

Male Speaker:                   Thank you, and a couple more questions just came in.  “How long will it take after the approval for you to be able to manufacture and sell on a commercial scale and meet the commercial quality requirements?”

Dr. Kaushik Dave:            This is a very interesting and exciting question, because this is where the Company would like to head to, and it is very important for us to get the product to the patient as soon as possible.  We want to save lives, and so we should be in a position to supply the product shortly after approval.  We will be developing commercial manufacturing processes and quality systems to provide products for the Phase 3 trial, so once we start the trial, the necessary processes and manufacturing supply chain will have been established.  As a consequence, upon approval, we can quickly supply the product to the patients who really need this medication, and so we can start saving lives shortly after the product is approved.

Male Speaker:                   Thanks, and “Actinium is a small Company.  How will you build the capability to sell by 2016, which is just over two years away?”

Dr. Kaushik Dave:            Right, this is another great question, something we look forward to, because this is what is important from a perspective of getting a product to the marketplace.  Just to give you some insight into the bone marrow transplant market, which is rather unique, as I indicated before, this is a highly-concentrated market, and so we would not need to build a huge sales force and/or even develop significant infrastructure capability to supply the product to the market.  There are a limited number of centers that perform bulk of the BMT performance, and so we have already had a lot of context within these existing centers, and that's what we will continue building upon.

                                              By the way, bone marrow transplant procedures are the fastest-growing hospital procedures, and so this is what a small company like Actinium is really excited to look forward to and the opportunity to market this product.  This is a luxury which is not accorded to many other small biotech companies.  We believe this will allow us to forward integrate into a commercial organization. By the way, in my previous experience at another small company, I was part of a team which just did that.

Operator:                           Thank you.  Ladies and gentlemen, as a reminder, there are three ways for you to ask a question at this time: via email at iomab@actiniumpharmaceuticals.com; through the Ask a Question button on the webcast viewing page; or you may press star, one on your telephone keypad at this time.  We'll pause a moment to allow for any further questions.

                                              Thank you.  There are no further questions at this time.  I would like to turn the call back over to Dr. Dave for any closing comments.

Dr. Kaushik Dave:           Thanks, Operator.  Thank you all for listening to today's Actinium Corporate Update.  We look forward to updating you on a regular basis on our progress.  If you have any follow-up questions or comments, please call me at (646) 459-4201.  This completes today's call.  Thank you all.

Operator:                            Thank you. This concludes today's teleconference. You may disconnect your lines at this time.  Thank you for your participation.